UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 29, 2007

Heritage Oaks Bancorp

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)

(805) 239-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 29, 2007, Heritage Oaks Bancorp, a California corporation (“Heritage”), and Business First National Bank, a national banking association (“Business First”), issued a joint press release announcing that they have entered into an Agreement to Merge and Plan of Reorganization (the “Merger Agreement”) dated May 29, 2007, under which Heritage will acquire Business First through a merger of Business First with and into Heritage Oaks Bank, the wholly owned subsidiary of Heritage. Based on Heritage’s closing market price on May 29, 2007, the Merger Agreement provides for approximately $20.6 million in aggregate consideration consisting of 75% Heritage common stock and 25% cash. The transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, as amended.

Heritage also announced that Joanne Funari, President of Business First, would become President of the Business First division of Heritage Oaks Bank, upon completion of the acquisition.

Pursuant to the terms of the definitive agreement, Business First stockholders will receive $3.44 in cash and 0.5758 shares of Heritage common stock for each share of Business First common stock they own. The consideration is subject to adjustment if certain merger related expenses of Business First exceed an aggregate of $650,000, as more fully described in the Merger Agreement. The merger is subject to the approval of Business First’s shareholders, and applicable banking regulators, as well as other customary closing conditions, and is expected to close during the third quarter of 2007.

In connection with the Merger Agreement, Heritage entered into a Shareholder Agreement, the form of which is attached hereto as Exhibit 99.1, with certain shareholders of Business First, all of whom are members of the Pohlad family, Business First’s largest shareholder, pursuant to which such persons have agreed to vote all of their shares of Business First common stock (representing approximately 61% of the shares of Business First common stock outstanding as of the date hereof) in favor of the approval of the principal terms of the Merger Agreement and against certain other actions, principally actions that would result in a breach of the Merger Agreement or interfere with the Merger. The Shareholder Agreement is terminable by the Pohlad family in certain circumstances, and if so terminated provides for the payment of a fee by the Pohlad family to Heritage.

The foregoing description of the Merger Agreement and the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference, and by reference to the complete text of the Shareholder Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by this reference.

In connection with the merger, Heritage will file a registration statement on Form S-4 with the Securities and Exchange Commission, which will include a prospectus of Heritage and a proxy statement for Business First’s special shareholder meeting.

Investors and security holders are advised to read the registration statement, prospectus and proxy statement when they become available because they will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and proxy statement (when available) and other documents filed by Heritage with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and proxy statement (when available) and other documents filed by Heritage with the Securities and Exchange Commission may also be obtained by contacting Tana Eade, Vice President and Investor Relations Officer, Heritage Oaks Bancorp, 545 Twelfth Street, Paso Robles, California 93446. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on Heritage’s web-site: www.heritageoaksbancorp.com. Heritage posts these reports to its web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Heritage’s web-site is incorporated into this current report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

2.1.	Agreement to Merge and Plan of Reorganization, dated May 29, 2007.
99.1	Shareholder Agreement, dated May 29, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2007
Heritage Oaks Bancorp

By:	/s/ Lawrence P. Ward
Lawrence P. Ward
President & Chief Executive Officer

Index to Exhibits

2.1      Agreement to Merge and Plan of Reorganization, dated May 29, 2007.
99.1    Shareholder Agreement, dated May 29, 2007.